EXHIBIT E

RULE 10b5-1 PURCHASE PLAN AGREEMENT

March 1, 2013

Tractors and Farm Equipment Limited
35 Nungambakkam High Road
Pottipatti Plaza
Chennai 600034
India

TAFE Motors and Tractors Limited
c/o Tractors and Farm Equipment Limited
35 Nungambakkam Highroad
Pottipatti Plaza
Chennai 600034
India

This letter agreement (this “Letter Agreement”) confirms the terms and conditions under which Tractors and Farm Equipment Limited (“TAFE”) and TAFE Motors and Tractors Limited (“TAFE Motors and Tractors”) (each of TAFE and TAFE Motors and Tractors, a “Purchaser”) hereby establish a plan (the “Plan”) to purchase shares of common stock, par value $0.01 (the “Securities”), of AGCO Corporation (the “Issuer”), and under which J.P. Morgan Securities LLC (“JPMS”) will act as the Purchasers’ exclusive agent to execute the Plan.  TAFE, TAFE Motors and Tractors and JPMS agree that the letter agreement dated August 31, 2012 among TAFE, TAFE Motors and Tractors and JPMS and the Plan (as defined therein) are terminated, as contemplated by Section 2(a)(iii) thereof, as of the date of this Letter Agreement and the Plan Period (as defined therein) has ended as of the date of this Letter Agreement.

1.
Appointment of JPMS.  Each Purchaser hereby appoints JPMS as its exclusive agent to purchase Securities pursuant to the Plan. It is the parties’ intention that such purchases benefit from the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the Plan and the transactions contemplated hereby comply with the requirements of paragraph (c)(1)(i)(B) of Rule 10b5-1.  Accordingly, the parties hereby agree that the terms of this Letter Agreement and the Plan shall be interpreted to comply with the requirements of such paragraph (c)(1)(i)(B), and each Purchaser agrees that it shall not take, nor permit any person or entity under its control to take, any action that could result in such purchases not so complying with the requirements of such paragraph (c)(1)(i)(B).

2.	Term.

(a)
JPMS is authorized to commence purchasing Securities on March 22, 2013 (the “Start Date”), and this Letter Agreement and the Plan shall terminate upon the earliest of (the period from and including the Start Date to such termination, the “Plan Period”):

(i)	August 31, 2013;
(ii)	the completion of all purchases contemplated by the Plan;
(iii)	subject to Section 11 below, the receipt by JPMS from TAFE of written notice of termination;
(iv)	the receipt by JPMS of a Required Termination Notice pursuant to Section 2(b) below;
(v)
the effective date of any merger, acquisition, or similar transaction relating to the Issuer as a result of which the outstanding shares of Issuer common stock are to be exchanged for or converted into cash or other property (other than common equity securities of the Issuer);

(vi)
the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Issuer or a Purchaser under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official with respect to the Issuer or a Purchaser, or the taking of any corporate action by the Issuer or a Purchaser to authorize or commence any of the foregoing; and

(vii)
the failure of a Purchaser to comply with its agreements set forth in Section 7 hereof or the failure of any representation or warranty of a Purchaser set forth in Section 7 to have been true and correct in all material respects when made, upon receipt by TAFE from JPMS of notice of such failure.

(b)
If at any time during the term of this Letter Agreement, the Issuer, a Purchaser or any affiliate of a Purchaser enters into a transaction or any other event occurs that results, in TAFE’s good faith determination, in the imposition of any legal, regulatory or contractual restriction that would prohibit any purchase pursuant to the Plan (including a stock offering or similar transaction requiring an affiliate lock-up), TAFE shall give JPMS notice of such restriction as soon as practicable (such notice, a “Required Termination Notice”).  Such Required Termination Notice shall not include any information about the nature of the restriction.

(c)
Each Purchaser shall be solely responsible for any purchases made by JPMS in accordance with the Plan (including the guidelines set forth in Annex A hereto) as such Purchaser’s agent prior to the termination of the Plan.  Upon termination of the Plan in accordance with paragraph (a) above, JPMS will promptly notify the Purchasers of such termination and shall cease making purchases under the Plan; provided that if JPMS receives notice of termination (including any Required Termination Notice) or of any of the termination events listed in clauses (iii) through (vii) of paragraph (a) above, JPMS shall nevertheless be entitled to make, and the applicable Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice was received by JPMS.

(d)	Sections 7 and 11 of this Letter Agreement shall survive any termination hereof.
3.
Purchases Outside Plan.  Each Purchaser agrees that it shall not and no direct or indirect subsidiary of TAFE shall (i) directly or indirectly purchase, offer to purchase or place any bid or limit order for the purchase of any Securities or any securities convertible or exchangeable into or exercisable for, or the value of which is derived from, the Securities during the Plan Period except under the Plan pursuant to this Letter Agreement, or (ii) enter into any similar purchase plan or any derivative transaction, accelerated share repurchase transaction or other transaction with a purchase period, valuation period, calculation period or similar period during which such Purchaser’s or such subsidiary’s, as the case may be, counterparty to such plan or transaction could reasonably be expected to purchase Securities, which period overlaps with the Plan Period.

4.	Purchasing Procedures.

(a)
On each Trading Day during the Plan Period on which no Market Disruption Event (as defined below) occurs, JPMS shall use commercially reasonable efforts to purchase as agent for the applicable Purchaser and for the account of the applicable Purchaser the number of Securities that JPMS is able, subject to market conditions and principles of best execution, to purchase as agent for the applicable Purchaser and for the account of the applicable Purchaser on such Trading Day using commercially reasonable means in accordance with and subject to the Plan guidelines set forth in Annex A hereto.  JPMS may purchase Securities on the New York Stock Exchange (the “NYSE”), any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.  Any numbers or amounts of Securities to be purchased (and any corresponding purchase price limits or ranges) set forth in Annex A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Securities, or any merger, acquisition or change in capitalization with respect to the Issuer pursuant to which the outstanding shares of Issuer common stock are to be exchanged for or converted into other common equity securities of the Issuer, in each case that occurs during the term of this Letter Agreement, as determined by JPMS in good faith and a commercially reasonable manner.

A “Trading Day” is any day during the Plan Period that the NYSE is open for business and the Securities trade regular way on the NYSE.

“Market Disruption Event” means that (i) there occurs any material (as reasonably determined by JPMS) suspension of or limitation on trading by the NYSE, (ii) there occurs any event that materially (as reasonably determined by JPMS) disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for the Securities or futures or options contracts on the Securities or (iii) the NYSE closes prior to its scheduled closing time for such trading day.

(b)
In the event that JPMS, in its reasonable discretion based on advice of counsel, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements for JPMS to refrain from purchasing Securities or to purchase fewer than the number of Securities otherwise set forth in the Plan guidelines set forth in Annex A, then JPMS may, in its sole discretion, elect that the number of Securities purchased shall be reduced for such day to an amount determined by JPMS in order to comply with such requirements. JPMS will promptly notify the Purchasers if it refrains from purchasing Securities or purchases fewer than the number of Securities otherwise set forth in the Plan guidelines pursuant to this paragraph 4(b).

(c)
Any Securities purchased pursuant to the Plan shall be purchased under ordinary principles of best execution at the then-prevailing market price.  Subject to the terms of the Plan as set forth herein (including Annex A hereto), JPMS shall have full discretion with respect to the execution of all purchases, and each Purchaser acknowledges and agrees that such Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether purchases of Securities are affected pursuant to the Plan.  Each Purchaser acknowledges and agrees that, in purchasing Securities pursuant to the Plan, JPMS will be an independent contractor and will not be acting as such Purchaser’s trustee or fiduciary or in any similar capacity.

(d)
On any day on which JPMS purchases Securities hereunder, JPMS shall provide to the Purchasers, in accordance with Section 11 of this Letter Agreement, no later than 5:00 pm Eastern Time on such date, an email report confirming such purchases.  Such report shall include the average price and number of Securities purchased for each Purchaser on such date and the purchase price, exclusive of brokerage commissions and other costs of execution, for each such purchase.

5.
Payment for and Delivery of Purchased Securities.  Payment for Securities purchased, together with any applicable fees, shall be made by the applicable Purchaser within one standard settlement cycle after the purchase.  Unless otherwise instructed by the applicable Purchaser, JPMS will deposit Securities purchased pursuant to the Plan into an account established by the applicable Purchaser with JPMS, in accordance with JPMS’s customary procedures.

6.
Compensation.  For the services provided in this Letter Agreement, each Purchaser agrees to pay to JPMS a fee of $0.125 per share for the Securities purchased for the account of such Purchaser pursuant to the terms of this Letter Agreement.

7.	Representations, Warranties and Agreements. (a) Each Purchaser represents and warrants to, and agrees with, JPMS as follows:

(i)
This Letter Agreement and the transactions contemplated herein have been duly authorized by such Purchaser and have been approved, to the extent required, pursuant to or under any and all applicable policies and procedures of the Issuer; this Letter Agreement is the valid and binding agreement of such Purchaser, enforceable in accordance with its terms; performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to such Purchaser or conflict with or result in a breach of or constitute a default under any agreement or instrument to which such Purchaser is a party or by which it or any of its property is bound or its certificate of incorporation or by-laws; and no governmental, administrative or official consent, approval, authorization, notice or filing is required for performance of the transactions contemplated herein, other than as contemplated by Section 8 and as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Exchange Act.

(ii)	As of the date of this Letter Agreement, such Purchaser is not aware of any material nonpublic information concerning the Securities or the business, operations or prospects of the Issuer.

(iii)
Such Purchaser is engaging JPMS and entering into this Letter Agreement and the Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act.  Until this Letter Agreement is terminated, such Purchaser agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Securities.

(iv)
Such Purchaser is not entering into this Letter Agreement to create actual or apparent trading activity in the Securities (or any security convertible into or exchangeable for the Securities) or to raise or depress the price of the Securities (or any security convertible into or exchangeable for the Securities) for the purpose of inducing others to buy or sell Securities, and will not engage in any other securities or derivative transaction to such ends.

(v)
During the term of this Letter Agreement, neither such Purchaser nor its officers or employees shall, directly or indirectly, disclose to any person at JPMS effecting purchases under the Plan any material nonpublic information regarding the Issuer or the Securities or any information regarding the Issuer or the Securities that could reasonably be expected to influence the execution of the Plan.

(vi)
Such Purchaser acknowledges that JPMS is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A), respectively, of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge that each transaction under this Letter Agreement is intended to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and each payment or delivery of cash, Securities or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code, and the parties hereto are to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code.

(vii)
Such Purchaser (i) is not acting, directly or indirectly, in concert with the Issuer for the purpose of acquiring the Issuer’s securities and (ii) does not, directly or indirectly, control the Issuer’s purchases of the Issuer’s securities, the Issuer does not control its purchases of the Issuer’s securities, and its purchases of the Issuer’s securities are not under common control with those of the Issuer.

(viii)
Such Purchaser shall notify JPMS promptly upon becoming aware that a “restricted period” as defined in Regulation M under the Exchange Act (“Regulation M”) will become or has become applicable to any purchases of Securities, or any security for which the Securities are a reference security (as defined in Regulation M), by such Purchaser, the Issuer or any affiliated purchasers (as defined in Regulation M) of the Issuer during the Plan Period.

(ix)
Such Purchaser shall be solely responsible for compliance with all statutes, rules and regulations applicable to such Purchaser and the transactions contemplated hereby, including, without limitation, reporting and filing requirements. Such Purchaser acknowledges and agrees that it is not relying, and has not relied, upon JPMS or any affiliate of JPMS with respect to the legal, accounting, tax or other implications of the Plan and the transactions contemplated thereby and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof.  JPMS has made no representation and, except as specifically provided herein, has no obligation with respect to whether the Plan or the transactions contemplated thereunder qualify for the affirmative defense provided by Rule 10b5-1.

(x)
Such Purchaser shall promptly notify JPMS of the failure of any representation or warranty of such Purchaser set forth in this Section 7(a) to be true and correct in all material respects when made.  Any such notice shall not include any information about the nature of such failure or the representation or warranty to which it relates.

(b)
JPMS represents and warrants to the Purchasers that it has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that its employees executing purchases under the Plan in accordance with the Plan guidelines set forth in Annex A hereto will not violate applicable laws prohibiting trading on the basis of material nonpublic information, including Rule 10b-5 under the Exchange Act.

8.
Appointment of JPMorgan India. Each of the Purchasers has appointed JPMorgan India as its authorized dealer for transferring funds representing the aggregate purchase price for Securities purchased by it pursuant to the Plan to JPMS (each such transfer of funds, a “Remittance”) as broker for purposes of settling such purchases.  Each Purchaser will provide to JPMorgan India, on a timely basis, ODI Form Part I and Part II, duly completed in all respects, and such other documents and information as may be reasonably requested by JPMorgan India in form and substance satisfactory to JPMorgan India.  Upon receipt of the documents referred to in the immediately preceding sentence, and after the first Remittance by each particular Purchaser hereunder has been made, JPMorgan India shall promptly apply on behalf of such Purchaser or Purchasers, as the case may be, for the issuance of a unique identification number (UIN) by the Reserve Bank of India if one has not previously been issued and will use its good faith efforts to obtain the same on a timely basis.

9.
Other Purchases by JPMS. Nothing herein shall preclude the purchase by JPMS of Securities for JPMS’s own account, or the solicitation or execution of purchase or sale orders of Securities for the account of JPMS’s clients.

10.
Indemnification.  Each Purchaser shall jointly and severally indemnify JPMS and its affiliates against any liabilities or expenses (including attorney’s fees and disbursements), or actions in respect of any liabilities or expenses, arising from the services furnished pursuant to this Letter Agreement to the extent such liabilities or expenses arise out of or relate to an untruth or breach or alleged untruth or breach of a representation, warranty or covenant made by a Purchaser in this Letter Agreement, except to the extent such liabilities or expenses result from the gross negligence or bad faith of JPMS or its affiliates.  The Purchasers shall also promptly reimburse JPMS and its affiliates for all expenditures (including attorney’s fees and disbursements) made to investigate, prepare or defend any action or claim in respect of any such liability or expense.

11.
Amendment, Modification, Waiver or Termination.  Any amendment, modification, waiver or termination of this Letter Agreement or the Plan, including without limitation any election by TAFE to terminate this Letter Agreement or the Plan, must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in paragraph (c) of Rule 10b5-1.  Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which either Purchaser is aware of any material nonpublic information concerning the Issuer or the Securities.  Each Purchaser acknowledges and agrees that any action taken by it that results in the termination of the Plan pursuant to Section 2 is subject to the principles set forth in this section.

12.	Notices. Any written communication shall be sent to the address specified below: and shall become effective upon receipt:

(a)        if to JPMS, to it at:

J.P. Morgan Securities LLC
383 Madison Avenue, 5th Floor
New York, NY 10179
Attention: Lisa Hunt
Telephone: (212) 622-7027
Fax: (212) 622-0398

or at such other address as may from time to time be designated by notice to the Purchasers in writing; and

(b)        if to a Purchaser, to TAFE at:

Tractors and Farm Equipment Limited
35 Nungambakkam High Road
Pottipatti Plaza
Chenni 600034
India
Attention: S. Chandramohan, President and Group CFO
Telephone: 0091 44 28230207/66919006
Email: scm@tafe.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Joel F. Herold
Telephone: (212) 474-1350
Email: jherold@cravath.com

or at such other address as may from time to time be designated by notice to JPMS in writing.

13.
Assignment.  No party may assign its rights and obligations under this Letter Agreement to any other party; provided that JPMS may assign its rights and obligations under this Letter Agreement to any subsidiary of J.P. Morgan Chase & Co.

14.
Governing Law.  This Letter Agreement and any claim relating hereto shall be governed by and construed in accordance with the law of the State of New York. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Signature Page Follows]

If the foregoing correctly sets forth our agreement, please sign the form of acceptance below.

J.P. MORGAN SECURITIES LLC

By: /s/ Sudheer R. Tegulapalle
      Name: Sudheer R. Tegulapalle
      Title: Executive Director

Agreed to and accepted as of:

TRACTORS AND FARM EQUIPMENT LIMITED

By: /s/ Mallika Srinivasan
      Name: Mallika Srinivasan
      Title:   Chairman

TAFE MOTORS AND TRACTORS LIMITED

By: /s/ Mallika Srinivasan
      Name: Mallika Srinivasan
      Title:   Chairman